Filed Pursuant to Rule 424(b)(3)

Registration Nos. 333-152394,

333-152394-01 through 333-152394-08

and 333-152394-10 through 333-152394-12

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 21, 2010)

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC

HAWKER BEECHCRAFT NOTES COMPANY

$400,000,000 8.5% Senior Fixed Rate Notes due April 1, 2015

$400,000,000 8.875%/9.625% Senior PIK-Election Notes due April 1, 2015

$300,000,000 9.75% Senior Subordinated Notes due April 1, 2017

Attached hereto and incorporated by reference herein is our Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 4, 2010. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, dated April 21, 2010, with respect to the 8.5% Senior Fixed Rate Notes due April 1, 2015, 8.875%/9.625% Senior PIK-Election Notes due April 1, 2015 and 9.75% Senior Subordinated Notes due April 1, 2017, including any amendments or supplements thereto.

INVESTING IN THE NOTES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 10 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN THE NOTES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus has been prepared for and will be used by Goldman, Sachs & Co. in connection with offers and sales of the notes in market-making transactions. These transactions may occur in the open market or may be privately negotiated, at prices related to prevailing market prices at the time of sale or at negotiated prices. Goldman, Sachs & Co. may act as principal or agent in these transactions. We will not receive any of the proceeds of such sales.

GOLDMAN, SACHS & CO.

August 4, 2010

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported) – August 3, 2010

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC

(Exact name of registrant as specified in its charter)

Delaware	333-147828	71-1018770
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

10511 East Central, Wichita, Kansas	67206
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code (316) 676-7111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Departure of Principal Accounting Officer

On August 3, 2010, the sole member of Hawker Beechcraft Acquisition Company, LLC (the “Company”) accepted the resignation of James D. Knight as Vice President and Controller. Mr. Knight continues with the Company in a different role.

(c) Appointment of Principal Accounting Officer

In addition, on August 4, 2010, the sole member of the Company appointed Gina E. Vascsinec, 43, as Vice President and Controller. She will be responsible for the company’s accounting, tax, internal control and external reporting functions. She joined the Company in July 2010 as a Vice President after serving from 1997 to July 2010 at Illinois Tool Works, where she most recently served as Vice President and Corporate Controller. Ms. Vascsinec’s background is in accounting, M&A and audit, and she began her career with Arthur Andersen in 1989. She holds an MBA from the University of Chicago, an accounting degree from Duquesne University, and is a Certified Public Accountant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC

By Hawker Beechcraft, Inc., its Sole Member

/s/ Sidney E. Anderson
Sidney E. Anderson, Vice President and Chief Financial Officer

Dated: August 4, 2010

3